BETBROKERS plc (AIM-London: BETB) submits Letter Of Intent to purchase Las Vegas based WINNING EDGE INTERNATIONAL, Inc. (OTCBB: WNED)

Las Vegas, Nevada, London, U. K.- May 24, 2007- Winning Edge International, Inc. (WEI) has received a Letter of Intent from BetBrokers plc, publicly traded on the London AIM exchange (BETB) to acquire all of the operating assets of WEI for $6.5 Million in BetBrokers stock. The Winning Edge Board has approved the Letter of Intent and, pending financing to retire existing debt, has directed management to complete due diligence and a definitive purchase agreement to present to Winning Edge shareholders.

Chairman of Betbrokers, Wayne Lochner stated "The acquisition of Winning Edge International is a major step in our global growth strategy.  It provides us a high profile United States presence and brings us the expertise and tools to rapidly expand the Winning Edge business model into Europe.  A key component of this transaction is the addition of Wayne Allyn Root as a part of our BetBrokers global expansion strategy.  Wayne, who will become a key member of our management team, has the name recognition, skills and experience as a television host and spokesman to be invaluable in helping us produce and create gaming programming and build databases of gamblers in the UK and throughout the world.  Our combined talents and experience will allow us to build sports handicapping web sites first in the UK, and then globally to provide winning advice on international sports such as Soccer, Cricket, Rugby and Horseracing.  The addition of Wayne and the Winning Edge team and assets greatly enhances both the near and long term future of BetBrokers.”

Wayne Allyn Root, added: "My goal for Winning Edge has always been to build a global brand leader and expand our handicapping advice to international sports.   Joining with Betbrokers gives Winning Edge and its shareholders that opportunity.  With their UK gaming experience, we will be well positioned to rollout the Winning Edge business model globally and to expand our brands into the legal gaming arena for non-American bettors.”

About BetBrokers Plc
Betbrokers is the World's first independent betting brokerage, providing punters, bookmakers, and other organisations an efficient way to access the wide range of prices & propositions within the modern gambling market.  Betbrokers began placing bets on behalf of clients in September 2005. The service operates from a brokerage trading room in the heart of London's new financial district, Canary Wharf.  Our brokers are trained experts and have been recruited from both the gambling & financial markets

About Winning Edge International, Inc.
Winning Edge International, Inc. is America's only publicly traded sports handicapping company. Winning Edge International, Inc. specializes in developing and marketing sports handicapping advice and information via television (Wayne Allyn Root's WinningEDGE ™), radio and the Internet (www.WinningEDGE.com) and (www.ewinners.com).  The Company produces high-quality sports and gaming entertainment programming and sells advertising and sponsorship opportunities on their TV and radio properties, as well as marketing opportunities to an exclusive database of more than one million predominately male sports and gaming fans.

Contact: Douglas Miller

Winning Edge International, Inc.

www.WinningEDGE.com

702-967-6000

All statements included in this press release, other than statements of historical fact, are forward-looking statements.  Although Management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Important factors could cause actual results to differ materially from the expectations that are disclosed in this Press Release.  While Winning Edge International, Inc. believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Winning Edge International, Inc.'s control.  Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Winning Edge International, Inc.'s filings with the Securities and Exchange Commission.